Exhibit 23a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 17, 2004 relating to the financial statements of Community Bancorp Inc. and subsidiaries (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Costa Mesa, CA

January 31, 2005